Exhibit 99.1

                                                               CONTACT:          Investor Relations              (214) 792-4415

SOUTHWEST AIRLINES REPORTS FOURTH QUARTER EARNINGS AND
35TH CONSECUTIVE YEAR OF PROFITABILITY

DALLAS, TEXAS – January 23, 2008 – Southwest Airlines (NYSE:LUV) today reported its fourth quarter and full year 2007 results.  Net income for fourth quarter 2007 was $111 million, or $.15 per diluted share, compared to $57 million, or $.07 per diluted share, for fourth quarter 2006.   Excluding special items, fourth quarter 2007 net income was $87 million compared to $100 million in fourth quarter 2006, or $.12 per diluted share in both years.  The fourth quarter 2007 results, excluding special items, exceed First Call’s mean estimate of $.10 per diluted share.   Refer to the reconciliation in the accompanying tables for further information regarding special items.
For the full year 2007, net income was $645 million, or $.84 per diluted share, compared to $499 million, or $.61 per diluted share, for 2006.  Excluding special items, full year 2007 net income was $471 million, or $.61 per diluted share, compared to $578 million, or $.70 per diluted share for full year 2006.
Gary C. Kelly, CEO, stated: “While fourth quarter and full year results fell short of our earnings goals, I am very proud of what our Employees accomplished during 2007.  Although we were well prepared, 2007 was much more difficult than anticipated due to rising energy prices throughout the year and softer demand for domestic air travel.  Given higher energy costs and signs of domestic economic weakness, we took the necessary steps to slow our planned aircraft fleet growth.  In June, we reduced our planned growth for fourth quarter 2007 and for 2008.  In December, we further reduced our 2008 planned growth, pruning our flight schedule for May 2008.
“I am especially proud of our operations during 2007.  Despite air traffic congestion, unusually difficult weather, and security-related challenges, we had an exceptional year of operations, delivering excellent Customer Service.  We also have made great progress with our efforts to further enhance our already outstanding Customer Experience.  In fall 2007, we launched our new Business Select product; Rapid Rewards frequent flyer program enhancements; new boarding method; and our extreme gate makeover.   We are delighted with the Customer response.
“We are also excited to announce today our agreement with Row 44 to install equipment on four aircraft this summer to test inflight internet connectivity.  This is just one more way Southwest Airlines intends to make Customers more productive.
"In addition to our efforts to further strengthen our exceptional brand, we continue to optimize our capital structure, repurchasing 66 million shares of common stock for a total of $1.0 billion during 2007.  Last week, we announced a new share repurchase program to acquire up to $500 million of the Company's common stock.  While we have more hard work ahead and a cautious view on the economy, I am extremely proud of what our People have accomplished, and we remain committed to our long-term financial targets and maximizing Shareholder value.

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“Turning to our fourth quarter 2007 earnings performance, our net income per share, excluding special items, was flat year-over-year at $.12 per diluted share.  Despite a softer domestic economy and our available seat mile (ASM) growth of 5.6 percent, we grew our operating unit revenues 3.7 percent.  We are encouraged by our year-over-year comparative trends, which improved each month during fourth quarter 2007.   Our new Business Select product and other revenue management initiatives are on track and contributing to favorable unit revenue comparisons thus far in first quarter 2008.
“Our fourth quarter 2007 unit costs, excluding special items, increased 4.1 percent from a year ago to 9.15 cents, which was driven in large part by higher jet fuel costs.  Even with a superb fuel hedging position and higher than expected realized cash hedging gains of $300 million, our fourth quarter 2007 jet fuel costs increased 10.3 percent from a year ago to $1.72 per gallon (economic).  We have derivative contracts in place for approximately 75 percent of our first quarter 2008 estimated fuel consumption, capped at an average crude-equivalent price of approximately $51 per barrel.  Based on this derivative position and present market prices, we currently anticipate our first quarter 2008 jet fuel costs (economic) will approximate $2.00 per gallon.  For the full year 2008, we have derivative contracts for approximately 70 percent of our estimated fuel consumption at an average crude-equivalent price of approximately $51 per barrel.
“Our fourth quarter 2007 unit costs, excluding fuel, increased 1.7 percent from a year ago to 6.57 cents, which was somewhat better than expected.   Based on current cost trends and, especially, increasing aircraft engine maintenance costs, we expect our first quarter 2008 unit costs, excluding fuel and anticipated gains from the sale of aircraft, to exceed fourth quarter 2007’s 6.57 cents.
"We are intensely focused on improving the efficiency and profitability of our flight schedule, while continuing to bring low, friendly fares to our markets.  Although we are taking a cautious approach to our overall fleet growth in 2008, we currently plan to grow our ASMs four to five percent on a year-over-year basis and remain well-positioned to respond quickly to favorable market opportunities.   We will accept 29 new Boeing 737-700s scheduled for 2008 delivery, and currently plan to reduce our existing fleet by 22 aircraft, ending 2008 with 527 aircraft.  Since third quarter 2007, we have exercised three Boeing 737-700 options for delivery in 2009, bringing our 2009 firm orders and options to 21 and seven, respectively.
“As we enter 2008, I am pleased with our longer-term prospects and could not be prouder of our Employees.  They are the heart and soul of our great Company, and they continue to demonstrate the Warrior Spirit necessary to maintain our industry-leading competitive position and financial strength.  Recent Southwest recognitions include receiving the distinctive honor of the Best Domestic Airline award by Travel Weekly.   In addition, the Company ranked number one in the airline category of Corporate Research International’s customer service survey.  Finally, the Company received top ranking in the Zagat Survey of Global Airlines in the categories for Frequent Flyer program and domestic website.”
Southwest will discuss its fourth quarter 2007 results on a conference call at11:30 a.m. Eastern Time today.  A live broadcast of the conference call will be available at southwest.com.

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Operating Results
Total operating revenues for fourth quarter 2007 increased 9.5 percent to $2.49 billion, compared to $2.28 billion for fourth quarter 2006.  Total fourth quarter 2007 operating expenses were $2.37 billion, compared to $2.10 billion in fourth quarter 2006.  Operating income for fourth quarter 2007 was $126 million, a decrease of 27.6 percent as compared to $174 million in fourth quarter 2006.  Excluding special items, operating income increased 4.0 percent in fourth quarter 2007, to $180 million from $173 million in fourth quarter 2006.
Operating revenues for the year ended December 31, 2007 increased 8.5 percent, to $9.86 billion, from 2006, while operating expenses increased 11.3 percent to $9.07 billion, resulting in operating income of $791 million, a decrease of $143 million or 15.3 percent.  Excluding special items, operating income was $853 million, a decrease of $122 million, or 12.5 percent.  The Company’s 2007 jet fuel costs per gallon (economic) increased 11.3 percent to $1.67 from the same period in 2006, reflecting cash hedging gains of $727 million and $675 million in 2007 and 2006, respectively.
            "Other income" was $267 million for 2007 versus "other expenses" of $144 million for 2006. The $411 million swing in total other expenses (income) primarily resulted from $292 million in “other gains” recognized in 2007 versus $151 million in “other losses” recognized in 2006.  In both periods, these “other (gains) losses” primarily resulted from unrealized gains/losses associated with Statement of Financial Accounting Standard (SFAS) 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended.  The cost of the hedging program (which includes the premium costs of derivative contracts) of $58 million in 2007 and $52 million in 2006 is also included in "other (gains) losses”.  Net interest expense increased $32 million in 2007 compared to 2006, primarily due to decreased interest income resulting from a decrease in average cash and short-term investment balances on which the Company earns interest.
The fourth quarter and full year 2007 income tax rates were both approximately 39 percent compared to approximately 44 and 37 percent for fourth quarter and full year 2006, respectively.  The fourth quarter 2006 income tax rate of 44 percent reflects a $4 million increase to income tax expense, which related to the State of Texas Franchise Tax law enacted in 2006.  For the full year 2006, income tax expense decreased by $9 million due to this state law change.  An August 2007 increase under a State of Illinois income tax law was reversed by the State of Illinois in January 2008.  As a result of this 2008 change in Illinois state tax law, there will be a decrease to the first quarter 2008 deferred tax liability of approximately $11 million.

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Net cash provided by operations for 2007 was $2.85 billion, which included a $1.46 billion increase in fuel derivative collateral deposits related to future periods.  For the full year 2007, capital expenditures were $1.33 billion, and the Company also repurchased 66 million shares of its common stock for a total of $1.0 billion.  On January 17, 2008, the Company’s Board of Directors authorized a new share repurchase program to acquire up to $500 million of the Company’s common stock.  This new program represents the sixth authorized since January 2006.  Over the past two years, Southwest has repurchased 116 million shares of common stock for a total of $1.8 billion.
During fourth quarter 2007, the Company issued $500 million in Pass Through Certificates secured by 16 aircraft.  The Company also repaid $122 million in debt during 2007.  Southwest ended the year with $2.8 billion in cash and short-term investments, which includes $2.0 billion in fuel derivative collateral deposits.  In addition, the Company also had a fully available unsecured revolving credit line of $600 million.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.  Specific forward-looking statements include, without limitation, statements relating to (i) the Company's revenue and cost cutting initiatives; (ii) its financial targets and expectations regarding results of operations; and (iii) its plans for fleet growth.  These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.  Factors include, among others, (i) the price and availability of aircraft fuel; (ii) the Company's ability to timely and effectively prioritize its revenues initiatives and its related ability to timely implement and maintain the necessary information technology systems and infrastructure, and other techniques and processes to support these initiatives; (iii) the extent and timing of the Company’s investment of incremental operating expenses and capital expenditures to develop and implement its initiatives and its corresponding ability to effectively control its operating expenses; (iv) the Company's dependence on third party arrangements to assist with the implementation of certain of its initiatives; (v) competitor capacity and load factors; and (vi) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this news release.

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
			Percent			Percent
	2007	2006	Change	2007	2006	Change

OPERATING REVENUES:
Passenger	$2,388	$2,191	9.0	$9,457	$8,750	8.1
Freight	35	32	9.4	130	134	(3.0)
Other	69	53	30.2	274	202	35.6
Total operating revenues	2,492	2,276	9.5	9,861	9,086	8.5

OPERATING EXPENSES:
Salaries, wages, and benefits	800	779	2.7	3,213	3,052	5.3
Fuel and oil	705	557	26.6	2,536	2,138	18.6
Maintenance materials and repairs	166	126	31.7	616	468	31.6
Aircraft rentals	41	39	5.1	156	158	(1.3)
Landing fees and other rentals	138	121	14.0	560	495	13.1
Depreciation and amortization	143	134	6.7	555	515	7.8
Other operating expenses	373	346	7.8	1,434	1,326	8.1
Total operating expenses	2,366	2,102	12.6	9,070	8,152	11.3

OPERATING INCOME	126	174	(27.6)	791	934	(15.3)

OTHER EXPENSES (INCOME):
Interest expense	33	28	17.9	119	128	(7.0)
Capitalized interest	(10)	(13)	(23.1)	(50)	(51)	(2.0)
Interest income	(8)	(22)	(63.6)	(44)	(84)	(47.6)
Other (gains) losses, net	(72)	80	n.a.	(292)	151	n.a.
Total other expenses (income)	(57)	73	n.a.	(267)	144	n.a.

INCOME BEFORE INCOME TAXES	183	101	81.2	1,058	790	33.9
PROVISION FOR INCOME TAXES	72	44	63.6	413	291	41.9

NET INCOME	$111	$57	94.7	$645	$499	29.3

NET INCOME PER SHARE:
Basic	$.15	$.07		$.85	$.63
Diluted	$.15	$.07		$.84	$.61

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	734	790		757	795
Diluted	742	813		768	824

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SOUTHWEST AIRLINES CO.
RECONCILIATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (SEE NOTE)
(in millions, except per share amounts)
(unaudited)

Note regarding use of non-GAAP financial measures
The special items referred to in this news release are non-GAAP items that are provided as supplemental information. These items should not be relied upon as alternative measures to Generally Accepted Accounting Principles (GAAP) and include (i) items calculated on an "economic" basis, which excludes certain items that are recorded as a result of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, and (ii) other special items that management believes are necessary to provide it and its Investors the ability to measure and monitor the Company's performance on a consistent basis.

Items calculated on an "economic" basis consist of gains or losses for derivative instruments that settled in the current accounting period, but were either recognized in a prior period or will be recognized in a future period in GAAP results. The items excluded from economic results primarily include ineffectiveness, as defined, for future period instruments, and changes in market value for future period derivatives that no longer qualify for special hedge accounting, as defined in SFAS 133.

Other special items include a charge during third quarter 2007 related to the Company's voluntary early retirement program, a change in the Illinois state income tax law resulting in an increase in income taxes during third quarter 2007, which increase has already been reversed in first quarter 2008 due to the January reversal of the state income tax law change in August 2007, and a 2006 change in the Texas state tax law related to franchise taxes. Management does not believe these types of items are a meaningful indicator of the Company's ongoing performance.

The Company's management utilizes both the GAAP and the non-GAAP results in this news release to evaluate the Company's performance and believes that comparative analysis of results can be enhanced by excluding the impact of the unrealized items. Management believes in certain cases the Company's GAAP results are not indicative of the Company's operating performance for the applicable period, nor should they be considered in developing trend analysis for future periods.
In addition, since fuel expense is such a large part of the Company's operating costs and is subject to extreme volatility, the Company believes it is useful to provide
Investors with the Company's true economic cost of fuel for the periods presented, based on cash settlements from hedging activities, but excluding the unrealized impact of hedges that will settle in future periods or were recognized in prior periods.

	Three Months Ended			Year Ended
	December 31,			December 31,
			Percent			Percent
	2007	2006	Change	2007	2006	Change

Fuel and oil expense - unhedged	$951	$676		$3,222	$2,772
Less: Fuel hedge gains included in fuel and oil expense	(246)	(119)		(686)	(634)
Fuel and oil expense - GAAP	$705	$557	26.6	$2,536	$2,138	18.6
Add/(Deduct): Net impact from fuel contracts	(54)	1		(41)	(41)
Fuel and oil expense - economic	$651	$558	16.7	$2,495	$2,097	19.0

Operating income, as reported	$126	$174		$791	$934
Add/(Deduct): Net impact from fuel contracts	54	(1)		41	41
	$180	$173		$832	$975
Add: Charge from voluntary early out program, net	-	-		21	-
Operating income, non-GAAP	$180	$173	4.0	$853	$975	(12.5)

Other (gains) losses, net, as reported	$(72)	$80		$(292)	$151
Add/(Deduct): Net impact from fuel contracts	94	(64)		360	(101)
Other (gains) losses, net, excluding special items	$22	$16	n.a.	$68	$50	n.a.

Net income, as reported	$111	$57		$645	$499
Add/(Deduct): Net impact from fuel contracts	(40)	63		(319)	142
Income tax impact of unrealized items	16	(24)		122	(54)
	$87	$96		$448	$587
Add: Charge from voluntary early out program, net	-	-		12	-
Add: Charge from change in Illinois state income tax law, net	-	-		11	-
Add/(Deduct): Change in Texas state tax law, net	-	4		-	(9)
Net income, non-GAAP	$87	$100	(13.0)	$471	$578	(18.5)

Net income per share, diluted, as reported	$.15	$.07		$.84	$.61
Add/(Deduct): Net impact from fuel contracts	(.03)	.05		(.26)	.10
	$.12	$.12		$.58	$.71
Add: Impact of special items, net	-	-		.03	(.01)
Net income per share, diluted, non-GAAP	$.12	$.12	(0.0)	$.61	$.70	(12.9)

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SOUTHWEST AIRLINES CO.
RECONCILIATION OF IMPACT FROM FUEL CONTRACTS (SEE PREVIOUS NOTE)
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Fuel & Oil Expense
Add/(Deduct): Impact from current period settled contracts
included in Other (gains) losses, net	$(11)	$2	$(90)	$20
Add/(Deduct): Fuel contract impact recognized in earnings in
prior or future periods for contracts settling in the current period	(43)	(1)	49	(61)
Impact from fuel contracts to Fuel & Oil Expense	$(54)	$1	$(41)	$(41)

Operating Income
Add/(Deduct): Impact from current period settled contracts
included in Other (gains) losses, net	$11	$(2)	$90	$(20)
Add/(Deduct): Fuel contract impact recognized in earnings in
prior or future periods for contracts settling in the current period	43	1	(49)	61
Impact from fuel contracts to Operating Income	$54	$(1)	$41	$41

Other (gains) losses
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	$38	$(34)	$219	$(42)
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	45	(28)	51	(39)
Add/(Deduct): Impact from current period settled contracts
included in Other (gains) losses, net	11	(2)	90	(20)
Impact from fuel contracts to Other (gains) losses	$94	$(64)	$360	$(101)

Net Income
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	$(38)	$34	$(219)	$42
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	(45)	28	(51)	39
Add/(Deduct): Fuel contract impact recognized in earnings in
prior or future periods for contracts settling in the current period	43	1	(49)	61
Impact from fuel contracts to Net Income *	$(40)	$63	$(319)	$142

* Excludes income tax impact of unrealized items

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SOUTHWEST AIRLINES CO.
COMPARATIVE CONSOLIDATED OPERATING STATISTICS
(unaudited)

	Three months ended				Year ended
	December 31,				December 31,
	2007	2006	Change		2007	2006	Change

Revenue passengers carried	21,757,154	21,057,097	3.3%		88,713,472	83,814,823	5.8%
Enplaned passengers	24,875,699	24,073,919	3.3%		101,910,809	96,276,907	5.9%
Revenue passenger miles (RPMs) (000s)	17,505,282	16,799,816	4.2%		72,318,812	67,691,289	6.8%
Available seat miles (ASMs) (000s)	25,258,958	23,914,966	5.6%		99,635,967	92,663,023	7.5%
Load factor	69.3%	70.2%	(0.9)	pts.	72.6%	73.1%	(0.5)	pts.
Average length of passenger haul (miles)	805	798	0.9%		815	808	0.9%
Average aircraft stage length (miles)	627	626	0.2%		629	622	1.1%
Trips flown	295,370	279,903	5.5%		1,160,699	1,092,331	6.3%
Average passenger fare	$109.77	$104.07	5.5%		$106.60	$104.40	2.1%
Passenger revenue yield per RPM (cents)	13.64	13.04	4.6%		13.08	12.93	1.2%
Operating revenue yield per ASM (cents)	9.87	9.52	3.7%		9.90	9.81	0.9%
CASM, GAAP (cents)	9.37	8.79	6.6%		9.10	8.80	3.4%
CASM, GAAP excluding fuel (cents)	6.57	6.46	1.7%		6.56	6.49	1.1%
CASM, excluding special items (cents)	9.15	8.79	4.1%		9.04	8.75	3.3%
CASM, excluding fuel and special items (cents)	6.57	6.46	1.7%		6.54	6.49	0.8%
Fuel costs per gallon, excluding fuel tax (unhedged)	$2.52	$1.89	33.3%		$2.16	$1.99	8.5%
Fuel costs per gallon, excluding fuel tax (GAAP)	$1.87	$1.55	20.6%		$1.70	$1.53	11.1%
Fuel costs per gallon, excluding fuel tax (economic)	$1.72	$1.56	10.3%		$1.67	$1.50	11.3%
Fuel consumed, in gallons (millions)	376	357	5.3%		1,489	1,389	7.2%
Fulltime equivalent Employees at period-end	34,378	32,664	5.2%		34,378	32,664	5.2%
Size of fleet at period-end	520	481	8.1%		520	481	8.1%

CASM (unit costs) - Operating expenses per ASM

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	December 31,	December 31,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$2,213	$1,390
Short-term investments	566	369
Accounts and other receivables	279	241
Inventories of parts and supplies, at cost	259	181
Fuel derivative contracts	1,069	369
Prepaid expenses and other current assets	57	51
Total current assets	4,443	2,601

Property and equipment, at cost:
Flight equipment	13,019	11,769
Ground property and equipment	1,515	1,356
Deposits on flight equipment purchase contracts	626	734
	15,160	13,859
Less allowance for depreciation and amortization	4,286	3,765
	10,874	10,094
Other assets	1,455	765
	$16,772	$13,460

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$759	$643
Accrued liabilities	3,107	1,323
Air traffic liability	931	799
Current maturities of long-term debt	41	122
Total current liabilities	4,838	2,887

Long-term debt less current maturities	2,050	1,567
Deferred income taxes	2,535	2,104
Deferred gains from sale and leaseback of aircraft	106	120
Other deferred liabilities	302	333
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,207	1,142
Retained earnings	4,788	4,307
Accumulated other comprehensive income	1,241	582
Treasury stock, at cost	(1,103)	(390)
Total stockholders' equity	6,941	6,449
	$16,772	$13,460

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)
	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$111	$57	$645	$499
Adjustments to reconcile net income to
cash provided by operating activities:
Depreciation and amortization	143	134	555	515
Deferred income taxes	57	39	328	277
Amortization of deferred gains on sale and
leaseback of aircraft	(3)	(4)	(14)	(16)
Share-based compensation expense	7	14	37	80
Excess tax benefits from share-based
compensation arrangements	2	(5)	(28)	(60)
Changes in certain assets and liabilities:
Accounts and other receivables	47	24	(38)	(5)
Other current assets	(11)	40	(229)	87
Accounts payable and accrued liabilities	924	(50)	1,609	(223)
Air traffic liability	(164)	(169)	131	150
Other, net	(19)	63	(151)	102
Net cash provided by (used in) operating activities	1,094	143	2,845	1,406

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(350)	(353)	(1,331)	(1,399)
Purchases of short-term investments	(1,479)	(1,161)	(5,086)	(4,509)
Proceeds from sales of short-term investments	1,419	1,147	4,888	4,392
Proceeds from ATA Airlines, Inc. debtor in possession loan	-	-	-	20
Other, net	-	-	-	1
Net cash used in investing activities	(410)	(367)	(1,529)	(1,495)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt	500	300	500	300
Proceeds from Employee stock plans	11	35	139	260
Payments of long-term debt and capital lease obligations	(6)	(470)	(122)	(607)
Payments of cash dividends	-	-	(14)	(14)
Repurchase of common stock	-	(200)	(1,001)	(800)
Excess tax benefits from share-based
compensation arrangements	(2)	5	28	60
Other, net	(24)	(3)	(23)	-
Net cash provided by (used in) financing activities	479	(333)	(493)	(801)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,163	(557)	823	(890)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,050	1,947	1,390	2,280

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,213	$1,390	$2,213	$1,390

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SOUTHWEST AIRLINES CO.
REVISED 737-700 DELIVERY SCHEDULE
AS OF DECEMBER 31, 2007

	The Boeing Company
			Purchase	Previously
	Firm	Options	Rights	Owned	Total

2007	37			2	39
2008	29				29	*
2009	20	8			28	**
2010	10	24			34
2011	10	22			32
2012	10	30			40
2013	19				19
2014	10				10
Through 2014			54		54
Total	145	84	54	2	285

* Currently plan to reduce fleet by 22 aircraft, bringing 2008 net additions to 7 aircraft.
2008 delivery dates: 12 in first quarter, 9 in second quarter, 5 in third quarter and
3 in fourth quarter.
** Exercised one option in January 2008, bringing 2009 firm orders and options to
21 and 7, respectively.

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